As filed with the Securities and Exchange Commission on December 14, 2004
Registration No. 333-120634

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 2 to the Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Fidelity Bankshares, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	65-0717085
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

205 Datura Street

West Palm Beach, Florida 33401
(561) 803-9900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s
Principal Executive Offices)

Vince A. Elhilow

President and Chief Executive Officer
205 Datura Street
West Palm Beach, Florida 33401
(561) 803-9900
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Alan Schick, Esq. Eric Luse, Esq. Steve Lanter, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 400 Washington, D.C. 20015	Peter G. Weinstock, Esq. Chet A. Fenimore, Esq. Jenkens & Gilchrist, P.C. 1445 Ross Avenue Suite 3200 Dallas, Texas 75202

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☑

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
	Amount to be	Aggregate Offering	Amount of
Title of Each Class of Securities to be Registered	Registered	Price(1)	Registration Fee

Common stock, par value $0.10 per share	1,150,000 shares	$48,576,000	$6,155(2)

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq National Market on November 15, 2004.

(2)	Previously paid.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II:

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered, other than commissions and fees of the Underwriters. All of the amounts shown are estimates except for the SEC filing fee and the NASD filing fee.

SEC registration fee	$6,155
NASD filing fee	5,358
Legal fees and expenses	200,000
Transfer agent and registrar fees and expenses	15,000
Accounting fees and expenses	50,000
Stock certificate printing	5,000
Printing, Postage and EDGAR expenses	75,000
Miscellaneous	10,000

Total	$366,513

Item 15.	Indemnification of Directors and Officers of Fidelity Bankshares, Inc.

      Section 145 of the Delaware General Corporation Law authorizes a corporation, subject to the procedures and limitations stated therein, to indemnify its directors, officers, employees and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s certificate of incorporation provides for indemnification of its officers and directors to the fullest extent permitted by Delaware law.

      As permitted by Section 102 of the Delaware General Corporation Law, the Registrant’s certificate of incorporation provides that no director will be liable to the Registrant or its stockholders for monetary damages for breach of certain fiduciary duties as a director, except for liability under Section 174 of the DGCL or liability for any breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

      Section 145 of the Delaware General Corporation Law also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as a director, officer, employee or agent of the corporation. The Registrant maintains liability insurance covering its directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the Securities Act, within the limits and subject to the limitations of the policies. The indemnification and insurance provided for directors of the Registrant are subject to Section 174 of the Delaware General Corporation Law, which governs liability of directors for unlawful payment of dividends or unlawful stock purchase or redemption.

      In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors and officers against certain liabilities.

Item 16.	Exhibits

      The exhibits filed as part of this registration statement are as follows:

1	Form of Underwriting Agreement*
4.1	Form of Indenture with respect to Fidelity Bankshares, Inc.’s 8.375% Junior Subordinated Deferrable Interest**
4.2	Form of Indenture with respect to Floating Rate Junior Subordinated Debt Securities due 2034***
4.3	Form of Indenture with respect to Fidelity Bankshares Floating Rate Junior Subordinated Debt Securities due 2035
5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being offered*
23.1	Consent of Deloitte & Touche LLP*
23.2	Consent of Luse Gorman Pomerenk & Schick, P.C. (included in Exhibit 5)*
24	Power of attorney (set forth on signature page)*

*	Previously filed.

**	Filed as exhibits to the Company’s Registration Statement on Form S-2 under the Securities Act of 1933, filed with the SEC on December 15, 1997 (Registration No. 333-42227).

***	Filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Item 17.	Undertakings

      The undersigned registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, it shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the undersigned Registrant under rule 424(b)(1), or (4), of 497(h) under the Securities Act as part of this registration statement as of the time the Commission declares it effective.

(3) That, for the purpose of determining any liability under the Securities Act of 1933, it shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on the 14th day of December, 2004.

Fidelity Bankshares, Inc.

By:	/s/ VINCE A. ELHILOW

Vince A. Elhilow,
Chairman of the Board, President and
Chief Executive Officer
(Duly Authorized Representative)

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Date

/s/ VINCE A. ELHILOW Vince A. Elhilow, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	December 14, 2004

/s/ RICHARD D. ALDRED Richard D. Aldred, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	December 14, 2004

/s/ PAUL C. BREMER Paul C. Bremer, Director	December 14, 2004

Name	Date

/s/ DONALD E. WARREN, M.D. Donald E. Warren, M.D., Director	December 14, 2004

/s/ KEITH D. BEATY Keith D. Beaty, Director	December 14, 2004

/s/ F. TED BROWN, JR. F. Ted Brown, Jr., Director	December 14, 2004

/s/ KARL H. WATSON Karl H. Watson, Director	December 14, 2004

EXHIBIT INDEX

1		Form of Underwriting Agreement*
4.	1	Form of Indenture with respect to Fidelity Bankshares, Inc.’s 8.375% Junior Subordinated Deferrable Interest**
4.	2	Form of Indenture with respect to Floating Rate Junior Subordinated Debt Securities due 2034***
4.	3	Form of Indenture with respect to Fidelity Bankshares Floating Rate Junior Subordinated Debt Securities due 2035
5		Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being offered*
23.	1	Consent of Deloitte & Touche LLP*
23.	2	Consent of Luse Gorman Pomerenk & Schick, P.C. (included in Exhibit 5)*
24		Power of attorney (set forth on signature page)*

*	Previously filed.

**	Filed as exhibits to the Company’s Registration Statement on Form S-2 under the Securities Act of 1933, filed with the SEC on December 15, 1997 (Registration No. 333-42227).

***	Filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.